Exhibit 99.1

Tecnoglass Provides Update on High-Return Strategic Capex Propelled by Incremental Demand

- Growth Capital Investments Include Automation Projects, Additional Production Lines and Facility Footprint Expansion to Address Ongoing Geographic and End Market Expansion -

- Facility Investments Expected to Increase Operational Capacity to Approximately $950 Million In Revenues by the End of the Second Quarter of 2023 -

- Operational Expansion Supported by Continued Backlog Strength, Single-Family Residential Penetration and Growing Portfolio of Innovative Products -

Barranquilla, Colombia – September 15, 2022 - Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today announced that its previously-announced capital investments across its manufacturing facility network are now expected to increase its installed production capacity by over 35% to an amount equivalent to approximately $950 million of annual sales by the end of the second quarter of 2023.

José Manuel Daes, Chief Executive Officer of Tecnoglass, stated, “We have achieved record levels of gross profit and Adjusted EBITDA in each year since 2018 and we are well on our way to deliver another record year in 2022. With the success we have had in diversifying our business with new customers, products, end markets and geographies, the increased capacity is expected to enable us to meet the ever-growing demand for our high-performance architectural glass, window and aluminum products. In the event that macro pressures intensify in our industry, we believe the Company is extremely well-positioned to gain market share given its advantageous cost structure and the significant investments underway to make our business even more efficient. Fortunately, at this time, demand, orders and invoicing remain strong through the third quarter of 2022, supporting our robust growth expectations for the full year and continued strength into 2023.”

During 2022, the Company initiated enhancements at its glass and aluminum facilities to increase production capacity and automate operations. These investments across its vertically-integrated operations include further automating its glass and window assembly production lines, adding glass production lines and expanding its aluminum facilities, among other initiatives to generate high-returns. The Company expects the resulting increase in output to improve efficiency throughout its operations while reducing material waste and overall lead times.

Based on capital investments already in process, the Company maintains its expectation to end the year with installed production capacity of an amount equivalent to over $800 million of annual sales. The subsequent expansion of installed production capacity to an amount equivalent to approximately $950 million of annual sales in the second quarter of 2023 is attributable to additional investments to automate sorting capabilities within glass production lines, which will allow for the processing of approximately 50% more glass compared to current levels.

Christian Daes, Chief Operating Officer of Tecnoglass, commented, “We believe the proactive investments to enhance, automate and expand our facilities are well timed. As demonstrated in the past, we are taking a prudent course of action to ensure that our lead times remain among the best in the industry, and that our world-class vertically-integrated operations have room for long-term growth with both our existing and new customers. While we have not fully stretched the capacity of our current operations, we continue to rapidly expand, led by our single-family residential products, which now represent 44% of our sales. We are in process of opening showrooms in New York and South Carolina, with additional showroom openings planned in other regions, to fuel the geographic expansion of our single-family residential business, which mostly serves the historically resilient remodel and renovation category. At the same time, our activity in commercial end markets continues to pick up despite higher interest rates, as customers select Tecnoglass as their supplier of choice for lead time reliability and our structural advantages, particularly in the Southeast region, driving share gains. Our anticipated high-return investments illustrate the confidence we have in our ability to innovate, obtain new business, and deliver exceptional results.”

The total capital investment is anticipated to be approximately $52 million, of which approximately $35 million has already been spent, funded by the Company’s operating cash flow generation.

Santiago Giraldo, Chief Financial Officer, added, “The long-standing differentiating factors in our strategy and structural competitive advantages give us confidence to continue investing for future expected share gains and growth. Our tight working capital management, increasing mix of revenues from single-family remodel and renovation channels, expanding presence in high performing geographic markets, and prior high-return investments have already demonstrated the significant cash flow generating power of our business. We are poised to advance our premier position within our industry and continue to deliver solid returns in the years to come.”

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 4.0 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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